UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2014

Grand China Energy Group Limited

(Exact name of registrant as specified in its charter)

British Columbia	000-53490	N/A
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Room 1601, 16/F, China Taiping Tower Phase II,
8 Sunning Road, Causeway Bay
Hong Kong

(Address of principal executive offices, including zip code)

(852) 3691-8831

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 24, 2014, the Board of Directors (the “Board”) of Grand China Energy Group Limited appointed Mr. Sheng Liu, Mr. Peide Wang and Mr. Changwei Zhao to fill vacancies on the Board, to serve until the next annual meeting of shareholders.

Sheng Liu

Mr. Sheng Liu, 48 years old, graduated from Xian University in China, major in marketing. Mr. Liu has focused on marketing and advertising since 1988. He currently serves as the chairman of Yulin City Puda Technology Co. Ltd and the Vice Chairman for Yulin City Federation of industry and Commerce. Mr. Liu has extensive experience in project management and strong networks in both the business chamber and governments.

Peide Wang

Mr. Peide Wang, 38 years old, obtained his master’s degree from Beijing University, major in philosophy. Mr. Wang serves as the managing director for Beijing Shuntianying Management Co. Ltd. Mr. Wang has extensive experience in human resources management and strong government policy.

Changwei Zhao

Mr. Changwei Zhao, 48 years old, obtained his bachelor’s degree in Xian Medical University, major in medicine, and his master’s degree was granted by Southern Medical University, major in clinical cardiovascular. Mr. Zhao worked as a senior cardiologist in Peking University People’s Hospital until he joined Founder Group in 2006. He established and managed the PKU Medical Group since 2006 until March 2014. Mr. Zhao has extensive experience in the medical industry and strong management skills.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grand China Energy Group Limited

Date: December 30, 2014	By:	/s/ Shibi Chen
	Name:	Shibi Chen
	Title:	President and Chief Executive Officer

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